UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2009

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 29, 2009, Empire Resorts, Inc. (the “Company”) entered into an amendment (the “Amendment”) to that certain Loan Agreement, dated as of January 11, 2005, among the Company, the guarantors listed on the signature page thereto and Bank of Scotland (the “Loan Agreement”). The Amendment, dated as of May 29, 2009, among other things, (i) extends the maturity date of the Loan Agreement from May 29, 2009 to June 30, 2009 and (ii) provides that the Company shall pay all reasonable out-of-pocket costs and expenses of Bank of Scotland incurred from time to time in connection with obtaining appraisals or valuations of the collateral.  In connection with the Amendment, the Company reduced the outstanding principal amount of the loan issued pursuant to the Loan Agreement to approximately $6.9 million (the “Loan”) and has agreed to promptly seek a commitment from a new lender to purchase or refinance the Loan and to provide Bank of Scotland with written evidence of an unconditional and binding commitment by such party on or prior to June 20, 2009 to close such refinancing on or prior to June 30, 2009.

The foregoing summary of the Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such amendment, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibits

99.1	Amendment No. 5 to Loan Agreement, dated January 11, 2005 by and among Empire Resorts, Inc., the guarantors listed on the signature page thereto and Bank of Scotland, dated as of May 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: May 29, 2009	By:	/s/ Charles Degliomini
Name: Charles Degliomini
Title: Senior Vice President